Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF

DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT

COPY OF THE RESTATED CERTIFICATE OF “KING RESOURCES, INC.”,

CHANGING ITS NAME FROM “KING RESOURCES, INC.” TO “ONESOLUTION

TECHNOLOGY INC.”, FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY

OF DECEMBER, A.D. 2023, AT 2:07 O`CLOCK P.M.

2540765 8100	Authentication: 204946920
SR# 20234342525	Date: 12-31-23

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 02:07 PM 12/27/2023 FILED 02:07 PM 12/27/2023 SR 20234342525 - File Number 2540765

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KING RESOURCES, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

King Resources, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

DOES HEREBY CERTIFY:

1. That the name of this corporation is King Resources, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on September 8, 1995, under the name Arxa International Energy, Inc.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE ONE

The name of this corporation is OneSolution Technology Inc. (the "Corporation").

ARTICLE TWO

The address of the registered office of the Corporation in the State of Delaware is 16192 Coastal Highway, Lewes, Delaware, County of Sussex, postal code 19958. The name of its registered agent at such address is Harvard Business Services, Inc.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

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ARTICLE FOUR

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 36,100,000,000, consisting of 36,000,000,000 shares of common stock, par value $0.0001 (the "Common Stock"), and 100,000,000 shares of preferred stock, par value $0.0001 (the "Preferred Stock").

The following is a statement of the designations and the powers, preferences and powers and rights and the qualifications, limitations or restrictions, of the classes of the stock of the Corporation.

Preferred Stock

(a) Issuance in Series. The Preferred Stock may be issue in one or more series, consisting of such series as may be established and designated from time to time by the board of directors as hereinafter provided. The board of directors is hereby vested with authority to establish and designate any unissued shares of the Preferred Stock as additional shares of an existing series of such stock or as a new series of such stock and the voting powers, full or limited, or the absence of voting powers, and the designations, powers, preferences and relative aod other special rights and the qualifications, limitations and restrictions of the Preferred Stock of any such new series shall be such as are stated and expressed herein and, to the extent not stated and expressed herein, shall be such as may be fixed by the board of directors and stated and expressed in a resolution or resolutions adopted by the board of directors providing for the issuance of the Preferred Stock of such series. Such resolution or resolutions shall (i) specify the series to which such Preferred Stock shall belong; (ii) specify the annual rate of dividends payable on shares of such series; (iii) fix the amount which the holders of shares of such series shall be entitled to be paid in the event of any liquidation dissolution or winding up of the Corporation; (iv) state at what times and under what conditions the shares of such series shall be redeemable and the amount or amounts payable thereon in the event of redemption; and may, in a manner not inconsistent with the provisions of this Article Four (A) limit the number of shares of such series which may be issued, (B) provide for a sinking fund for the purchase or redemption, or a purchase fund for the purchase of shares of such series and the terms and provisions governing the operation of any such fund and the status as to reissuance of shares purchased or otherwise reacquired or redeemed or retired through the operation thereof, and that so long as the Corporation is in default as to such sinking or purchase fund the Corporation shall not (with such exceptions, if any, as may be provided) pay dividends upon or purchase or redeem shares of capital stock ranking junior to the Preferred Stock with respect to dividends or distribution of assets upon liquidation (referred to herein as "stock ranking junior to the Preferred Stock"), (C) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issue of additional Preferred Stock or other capital stock ranking on a parity therewith or prior thereto with respect to dividends or distribution of assets upon liquidation, (D) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, stock ranking junior to the Preferred Stock, (E) grant to the holders of shares of such series the right to convert such shares into shares of stock ranking junior to the Preferred Stock, and (F) grant such other special rights to the holders of shares of such series as the board of directors may determine and as shall not be inconsistent with the provisions of this Article Four; and (v) specify the voting powers, full or limited, or the absence of voting powers that the holders of shares of such series shall have, provided that the holders of the shares of such series shall not have more than one vote for each such share held. The term "fixed for such series" and similar terms as used in this Article Four shall mean stated and expressed in this Article Four or in a resolution or resolutions adopted by the board of directors providing for the issue of the Preferred Stock of the series referred to therein.

(b) Dividends. The holders of the Preferred Stock of each series shall be entitled to receive, when and as declared by the board of directors, out of any funds legally available therefor, cumulative preferential dividends, in cash, at the rate per annum fixed for such series, and no more, payable quarter yearly on the first days of January, April, July and October in each year to the stockholders of record on the date, not exceeding 40 days preceding each such dividend payment date, fixed for the purpose by the board of directors. Dividends on shares of the Preferred Stock shall accrue from the dividend payment date immediately preceding the date of issuance (unless the date of issuance shall be a dividend payment date, in which case they shall occur from the date), or from such other date or dates as may be fixed in this Article Four or by the board of directors for any series, and shall be cumulative. Each share of the Preferred Stock shall rank on a parity with each other share of the Preferred Stock, irrespective of series, with respect to preferential dividends at the respective rates fixed for such series, and no dividends shall be declared or paid or set apart for payment for the Preferred Stock of any series unless at the same tie a dividend in like proportion to the accrued and unpaid dividends upon the Preferred Stock of each other series shall be declared or paid or set apart for payment, as the case may be, on the Preferred Stock of each other series then outstanding.

(c) Dividend Restrictions on Junior Stock. So long as any shares of the Preferred Stock are outstanding, the Corporation shall not pay or declare any dividends whatsoever, whether in cash, stock or otherwise, or make any distribution on the shares of the Common Stock or any other class of stock ranking junior to the Preferred Stock in respect of dividends or distribution of assets upon liquidation, or purchase or retire or otherwise acquire for a consideration any shares of stock ranking junior to the Preferred Stock in respect of dividends or assets, unless all dividends on the Preferred Stock of all series for all past quarter yearly dividends periods shall have been paid or declared and a sum sufficient for the payment therefor set apart, and the full dividends thereon for the then current quarter yearly dividend period shall have been paid or declared.

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(d) Redemption. The Corporation, at the option of the board of directors, may redeem the Preferred Stock of any series, at the time or times and on the terms and conditions fixed for such series, upon notice duly given as hereinafter provided, by paying therefor in cash the sum fixed for such series together, in each case, with an amount equal to accrued and unpaid dividends thereon. The term "accrued and unpaid dividends" as used herein with respect to the Preferred Stock of any series shall mean dividends on all outstanding shares of the Preferred Stock of such series at the rate fixed for such series, from the date or dates from which such dividends accrued to the date as of which accrued and unpaid dividends are being determined, less the aggregate amount of all dividends theretofore declared and paid or set apart for payment upon such outstanding Preferred Stock.

As least 30 and not more than 60 days' previous notice of any such redemption of the Preferred Stock shall be mailed, addressed to the holders of record of the shares to be redeemed, at their respective addresses as the same shall appear on the books of the Corporation, and such notice may also be published in a newspaper printed in the English language and published daily for at least five days per calendar week (other than legal holidays) and of general circulation in the Borough of Manhattan, the City of New York, State of New York.

In case of the redemption of only part of the Preferred Stock of any series at the time outstanding, at the option of the board of directors such redemption shall be made pro rata or the shares of such series to be redeemed shall be chosen by lost in such manner as may be prescribed by the board of directors.

If such notice of redemption shall have been duly given by publication as aforesaid, at least 30 days prior to the redemption date, and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be and continue to be available therefor, then from and after the date of redemption, so designated, notwithstanding that any certificate for shares of the Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the right to receive dividends thereon shall cease to accrue, and all rights with respect to such shares of the Preferred Stock so called for redemption shall forthwith on such redemption date cease and terminate except only the right of the holders thereof to receive the redemption price of such shares so to be redeemed but without interest thereon.

The Corporation may, however, prior to the redemption date specified in the notice of redemptions, deposit in trust for the account of the holders of the Preferred Stock to be redeemed, with a bank or trust company in good standing organized under the laws of the United States of America or of the State of New York, doing business in the Borough of Manhattan, the City of New York, State of New York, or the City of Houston, State of Texas, and having capital surplus, and undivided profits aggregating at least $10,000,000 designated in such notice of redemptions, all funds necessary for such redemptions, together with irrevocable written instructions authorizing such bank or trust company on behalf and at the expense of the Corporation, to cause the notice of redemption to be duly mailed and the publication of such notice to be made as herein provided at least 30 days prior to the redemption date, and to include in said notice of redemption a statement that all funds necessary for such redemption have been so deposited in trust and are immediately available, and thereupon, notwithstanding that any certificate for shares of the Preferred Stock so called for redemption shall not have been surrendered for cancellations all shares of the Preferred Stock with respect to which such deposit shall have been made shall no longer be deemed to be outstanding, and all rights with respect to such shares of the Preferred Stock shall forthwith, upon such deposit in trust, cease and terminate, except only the right of the holders thereof to receive from such. Bank or trust company at any time after the time of such deposit, the redemption price of such shares so to be redeemed, and the right, if any, of the holders thereof to convert such shares into other stock of the Corporation.

Any moneys so deposited by the Corporation and unclaimed at the end of six months from the date fixed for such redemption shall be repaid to the Corporation upon its request expressed in a resolution of its board of directors, after which repayment the holders of the shares so called for redemption shall look only to the Corporation for payment thereon. Any moneys deposited by the Corporation which shall not be required for redemption because of the exercise of any right of conversion or exchange subsequent to the date of the deposit and any interest accrued on any moneys so deposited, shall be repaid to the Corporation upon similar request.

(e) Liquidation or Dissolution. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of the Common Stock or any other class of stock of the Corporation ranking junior to the Preferred Stock in respect of dividends or distribution of assets on liquidation, the holders of the Preferred Stock of the respective series shall be entitled to be paid in full the respective amounts fixed for such series, plus n each case a sum equal to accrued and unpaid dividends thereon to the date of payment thereof. After such payment shall have been made in full to the holders of the Preferred Stock, the remaining assets and funds of the Corporation shall be distributed among the holders of the stock of the Corporation ranking junior to the Preferred Stock according to their respective rights, in the event that the assets of the Corporation available for distribution to holders of the Preferred Stock shall not be sufficient to make the payment herein required to be made in full, such assets shall be distributed to the holders of the respective shares of the Preferred Stock pro rata in proportion to the amounts payable hereunder upon each share thereof.

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(f) Status of Shares Redeemed or Retired. Except as otherwise provided in this Article Four, Article Five or in any resolution of the board directors providing for the issuance of any particular series of the Preferred Stock, shares of the Preferred Stock redeemed or otherwise retired by the Corporation shall assume the status of authorized but unissued Preferred Stock and may thereafter, subject to the provisions of this Certificate of Incorporation and of any restrictions contained in any resolution of the board of directors providing for the issuance of any particular series of the Preferred Stock, be reissued in the same manner as other authorized but unissued shares of the Preferred Stock.

(g) Restrictions on Certain Corporation Action. So long as any shares of any series of the Preferred Stock are outstanding (i) the Corporation shall not, without the consent of the holders of at least a majority of the number of shares of the Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote at a special meeting called for the purpose, amend, alter or repeal any of the provisions of this Article Four (other than provisions relating exclusively to the shares of the Preferred Stock of a particular series) so as to affect adversely the rights, powers, or preferences of the Preferred Stock, and shall not, without the consent of the holders of at least a majority of the number of shares of the Preferred Stock of such series at the time outstanding, given in person or by proxy, either in writing or by a vote at a special meeting called for the purpose, amend, alter or repeal any of the provisions of this Article Four or of any resolution or resolutions relating exclusively to the shares of the Preferred Stock of such series, so as to affect adversely the rights, powers or preferences of the Preferred Stock of such series; (ii) the Corporation shall not, without the consent of the holders of at least a majority of the number of shares of the Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote at a special meeting called for that purpose, create or authorize any additional class of stock ranking prior to the Preferred Stock in respect of dividends or distribution of assets on liquidation or increase the authorized amount of any additional class of stock ranking prior to the Preferred Stock in respect of dividends or distribution of assets on liquidation, or create or authorize any obligation or security convertible into or evidencing the right to purchase shares of stock of any additional class ranking prior to the Preferred Stock in respect of dividends or distribution of assets on liquidation; and (iii) the Corporation shall not, without the consent of the holders of at least a majority of the number of shares of the Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote at a special meeting called for the purpose, create or authorize any class of stock ranking on a parity with the Preferred Stock in respect of dividends or distribution of assets on liquidation, or increase the authorized amount of the Preferred Stock or of any class of stock ranking on a parity with the Preferred Stock in respect of dividends or distribution of assets on liquidation, or create or authorize any obligation or security convertible into or evidencing the right to purchase shares of stock of any class ranking on a parity with the Preferred Stock in respect of dividends or distribution of assets on liquidation. Any action specified in this Paragraph (g) as requiring the consent of the holders of at least a specified proportion of the number of shares of the Preferred Stock or of any particular series thereof at the time outstanding or represented at a meeting may be taken with such consent and with such additional vote or consent, if any, of the stockholders as may be from time to time required by this Certificate of Incorporation, as amended from time to time, or by law.

(h) Voting Rights. Except as otherwise provided herein or by law, the Preferred Stock having voting rights and the Common Stock shall vote together as one class. At each election for directors every stockholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. It is expressly prohibited for nay stockholder to cumulate his votes in any election of directors.

Common Stock

(a) Dividends. Subject to the prior and superior rights of the Preferred Stock with respect to which any such prior and superior rights are provided in this Article Four or by the board of directors as herein authorized, and on the conditions set forth in the foregoing part of this Certificate of Incorporation pertaining to the Preferred Stock or in any resolution of the board of directors providing for the issuance of any particular series of the Preferred Stock, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the board of directors may be declared and paid on the Common Stock from time to time out of any funds legally available therefor.

(b) Voting Rights. Each holder of the Common Stock shall be entitled to one vote for each share held and, except as otherwise provided herein or by law, the Common Stock and the Preferred Stock having voting rights shall vote together as a class. At each election for directors every stockholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. It is expressly prohibited for any stockholder to cumulate his votes in any election of directors.

(c) Liquidation or Dissolution. After payment shall have been made in full to the holders of the Preferred Stock in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the remaining assets and funds of the Corporation shall be distributed among the holders of the Common Stock according to their respective shares.

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Denial of Preemptive Rights

No Stockholder of this Corporation shall by reason of his holding shares of any class have any preemptive or preferential right to purchase or subscribe to any share of any class of this Corporation now or hereafter to be authorized or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, no or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities would adversely affect dividend or voting rights of such stockholder, other than such rights, if any, as the board of directors in its discretion may fix; and the board of directors may issue shares of any class of this Corporation, or any notes debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

ARTICLE FIVE

Section 1. Designation and Amount. There shall be a series of voting preferred stock of the Corporation which shall be designated as "Series C Convertible Preferred," par value $0.001, and the number of shares constituting such series shall be Fifty Million (50,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors.

Section 2. Dividends and Distributions. Subject to the rights of the holders of any shares of any series of preferred stock of the Corporation ranking prior and superior to the Series C Convertible Preferred Stock with respect dividends, the holders of shares of Series C Convertible Preferred Stock, in preference to the holders of shares of Common Stock of the Corporation and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable.

Section 3. Voting Rights. The holders of shares of Series C Convertible Preferred Stock shall have the following voting rights:

(A)	Each share of Series C Convertible Preferred Stock shall entitle the holder thereof to 500 votes on all matters submitted to a vote of the stockholders of the Corporation. Each vote is equivalent to the voting rights assigned to a single share of the common stock of the Corporation.

(B)	Except as otherwise provided herein, in the Corporation's Certificate of incorporation or by law, the holders of shares of Series C Convertible Preferred Stock, the holders of shares of Common Stock and the holders of shares of any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C)	Except as otherwise set forth herein or in the Corporation's Certificate of Incorporation, and except as otherwise provided by law, holder of Series C convertible Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) in regards to any corporation actions.

Section 4. Redemption. The shares of Series C Convertible preferred Stock shall not be redeemable.

Section 5. Optional Conversion. Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Series C Convertible Preferred Stock shall have the right at such holder's option (an "Optional Conversion"), at a date elected by such holder, to convert such Series C Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock of the Company with each one share of Series C Convertible Preferred Stock convertible into one-hundred shares of the Common Stock of the Company (1 for 100).

Section 6. The Corporation hereby confirms the cancellation in full of the Series A Junior Participating Preferred Stock and the Convertible Preferred Series "B" Stock.

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ARTICLE SIX

The Corporation hereby elects not to be governed by Section 203 of the Delaware General Corporation Law.

ARTICLE SEVEN

The number of directors constituting the initial board of directors of the Corporation is six who need not be residents of the State of Delaware or stockholders of the Corporation.

ARTICLE EIGHT

The Corporation is to have perpetual existence.

ARTICLE NINE

All of the corporate powers of the Corporation shall be vested in and exercised by a board of directors consisting of the number of directors specified in the bylaws of the Corporation. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

(a) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

(b) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

(c) By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, on in the bylaws of the Corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution or amending the bylaws of the Corporation; and unless the resolution or bylaws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

(d) When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the Corporation.

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ARTICLE TEN

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may. Be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors in the bylaws of the Corporation.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

ARTICLE ELEVEN

Bylaws of the Corporation may be adopted, amended or repealed by the board of directors or by the affirmative vote of the holders of a majority of the Corporation's stock, outstanding and entitled to vote at the meeting at which any bylaw is adopted, amended or repealed. Such bylaws may contain any provisions for the regulation and management of the affairs of the Corporation and the rights or powers of its stockholders, directors, officers or employees not inconsistent with statute or this Certificate of incorporation.

ARTICLE TWELVE

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE THIRTEEN

(a) To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Section (a) of Article Twelve shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

(b) To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law. Any amendment, repeal or modification of the foregoing provisions of this Section (b) of Article Twelve shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

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3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation's Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 19th day of December, 2023.

By:	/sl FU Wah
Fu Wah
Chief Executive Officer

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